SUPPLY TERMS & CONDITIONS

1.        Definitions: The supply of goods and / or services by Anio ltd referred to as “the Company”] to another party [hereinafter referred to as “the Customer”] shall be governed by the following conditions [hereinafter referred to as “the Conditions”] and the Conditions shall not be varied in any way whatsoever save by the prior written consent of a duly authorized officer of the Company

2.        Company Order Acceptance: this order shall be considered tacitly accepted (“Order Acceptance”) by the Company if it is not rejected by the Company within 30 days of signing of this order form.

3.        Payment Terms As Per Invoice: Payment by the Customer will be due in accordance with the Company’s invoice to the Customer. Default: Default shall be considered but not limited to, the Customer’s failure to pay all or part of purchase price, to cancel all or part of this order, or failure to pick up or accept all or part of the goods shipped under this order. Late Payment Penalties: The Customer will pay interest on any sums not paid in accordance with the terms of such invoice for each day or part of a day that such payment is late at a rate equivalent to 4% above the minimum Base Lending Rate for the time being of Barclay’s Bank PLC. Such interest will be payable by the Customer on the full amount of any invoice delivered by the Company to the Customer and any discounts offered by the Company to the Customer will be cancelled if the customer is in breach of any of these conditions:

3.1.      If the Customer’s cheque has to be represented to the Customer’s bank an administrative charge of 10GBP will be made for each presentation

3.2.       If the Customer’s cheque is referred to drawer an administration charge of 15GBP will be made

3.3.     The Company may make acceptance of the Customer’s order conditional upon payment on delivery; if the Customer is unable to make payment on delivery a charge of 10GBP will be made for each time the carrier has to return after the first attempt to deliver.

4.        Additional Late Payment Penalties –Termination of Agreement, All Invoiced Amounts Become Payable, & Right to Recover Goods: If the Customer becomes insolvent or cannot guarantee his solvency, or does not pay to the Company the agreed amount by the time payment is due then all amounts invoiced and the value of any goods / services already delivered to the Customer shall become payable to the Company forthwith and the Company shall be entitled to rescind all agreements with the Customer and recover all goods supplied to the Customer but without prejudice to the Company’s rights to recover from the Customer the value of all amounts invoiced and / or goods / services delivered to the Customer. The Customer hereby authorizes the Company to enter into or upon any premises where such goods are situated for the time being for the purposes of putting this condition into effect.

5.        Customer Obligations:

5.1.       No 3rd Party Sales & No Breach of Copyright: The Customer undertakes to sell the garments/goods only at the points of sale specified in this or another document and not to transfer permanently or temporarily the purchased goods to any other retailer, or company, or any other sales point whether or not it is associated to the Customer without specific written consent from the Company. Specifically, it may not provide the goods to a 3rd party company with the intent to copy or adapt the goods. Breach of this obligation on the part of the Customer shall give the Company the right to claim the resulting damages which, at this time the parties mutually agree to be twice (2x) the value of this order and without prejudice to the Company’s right to claim and submit proof of further damages.

5.2.       No internet sales: unless specifically granted to the Customer, the Customer may only advertise, market and show the goods on the Internet. The goods must be sold in the agreed Points Of Sales.

5.3.        Recommended Price List: the Company establishes minimum recommended retail prices for its product that are indicated in a “recommended prices list” to be applied throughout the territory subject of this agreement.

5.4.       Exclusivity: any form(s) of exclusivity shall only be acknowledged if specifically confirmed by the Customer.

6.        Delivery, Acceptance & Treatment of Defective Goods:

6.1. 8 Days to Accept Goods: any dispute or claim concerning the performance of the contract or defects in the goods shall be submitted by the Customer to the Company within not more that eight (8) days of receipt of the goods. No dispute shall entitle the Customer to suspend or delay the agreed upon payments. In accordance with the provisions of article 1462 Clause 1 of English Civil Code, the Customer shall not initiate legal actions, objections or claims against the Company if she/he has not paid in full the price of the goods as set forth on the invoice

6.2.Company Options for Defectives: If the disputes are defects are grounded the Company may, at its discretion, select any of the following options:

6.1.1.     Correct the defects

6.1.2.    Send replacement goods as long as the Customer returns the goods to be replaced in the same condition and same packing as was delivered

6.1.3.     Issue a credit not to cover the value (purchase price –not retail price) of the goods that were not replaced or returned. In this case (5.1.3) the Customer shall not be entitled to any form of indemnification or compensation whatsoever.

6.3         Modifications not allowed: Any modifications that the Customer makes to the goods shall shall nullify any claim

6.4         Claims from final consumer: in the event that the Customer receives a claim from the final consumer concerning defects in the goods and makes recourse to the Company, the Company shae be fee to indemnify the Customer in the manner it deems most appropriate and that it independently of any action the purchaser may take in regard to the final consumer.

6.5        Company must Authorize Return of Goods: The Company will only agree to replace and/or accept returned goods if the Company had authorized the return in writing and after it has inspected the goods and found them to be defective.

6.6         Claims from final consumer: in the event that the Customer receives a claim from the final consumer concerning defects in the goods and makes recourse to the Company, the Company shae be fee to indemnify the Customer in the manner it deems most appropriate and that it independently of any action the purchaser may take in regard to the final consumer.

6.7         Company must Authorize Return of Goods: The Company will only agree to replace and/or accept returned goods if the Company had authorized the return in writing and after it has inspected the goods and found them to be defective.

6.8         Delivery: subject to what was agreed (“Landed Prices” or “Not Landed Prices”) delivery shall be considered effected upon consignment of the goods to the carrier or the shipping agent. Transfer of the risk for loss, destruction or damage to the goods shall occur upon delivery of the goods to the carrier or shipping agent even if the goods are shipped freight pre-paid by a carrier selected by the Company.

6.9         20 Working days Grace: the goods shall be delivered within the deadline set forth in the Sales Order. However the Customer agrees that the Company shall have a tolerance of twenty (20) working days and must in writing (email or registered letter) place the Company in arrears at the beginning of the 20-day grace period.

7.        Limited Liability of Company: The Company’s liability for damages shall in no case exceed the purchase price of the goods or services provided to the Customer. If the goods supplied by the Company fail to conform to any express term[s] of the order the Company shall have the option of bringing the goods into conformity with such express term[s] or of recovering the goods and repaying money already paid by the Customer in respect of such goods / services. No claim shall be considered unless the Customer gives the Company prompt written notice of any alleged defect and goods shall not be returned to the Company without the Company’s written permission.

8.        No claim for damages for short delivery shall be made by the Customer unless the Customer has notified the Company or carrier within 24 hours of such damage or loss occurring and confirmed such loss or damage to the Company in writing in five days. No claims for non-delivery will be entertained unless the Customer notifies the Company in writing within 21 days of the date of the Company’s invoice. In the case of goods consigned overseas the time for written notification shall be extended to 28 days from delivery or invoice whichever is the earlier.

9.        Ownership of Goods Shipped: the sale is conditional and therefore the purchaser shall acquire title to the goods only upon payment of the full price. Until full payment has been made of all sums outstanding from the Customer to the Company all property in goods delivered by the Company to the Customer shall remain in the Company; the Company shall have full legal and beneficial ownership in any new product into which the goods are converted; the buyer shall keep and store the goods and any new product in such a manner that they can be readily identified as being the property of the Company; the Customer shall be at liberty to sell goods or any new product heretofore referred to in the ordinary course of business and the benefit of any contract of sale and the proceeds of any sale shall be the property of the Company and held in trust for the Company absolutely; the Company may by written notice to the Customer terminate the Customer’s power of sale at any time whilst any debt is due to the Company from the Customer.

10.      Consignment --Sale or Return: The Company offers no “sale or return” facility and the Customer shall not make any such claim.

11.      Samples: Samples are submitted on approval and the Customer shall pay the Company for such samples if they are not returned in the same condition as when dispatched by the Company within a reasonable period of such dispatch or any period notified to the Customer by the Company

12.      Increase in Pricing: Prices quoted by the Company for the supply of goods / services are subject to increase if the cost to the Company of supplying goods / services increases after the date of any quotation or contract and prior to delivery to the Customer.

13.      Cost of Carriage and Packing: The cost of carriage and packing will be an extra charge unless otherwise stated on the invoice to the Customer.

14.      Bespoke Work: All work carried out for the Customer at the Customer’s request whether experimentally or otherwise will be charged for and all origination will remain the property of the Company.

15.      All Copyrights Owned by Company: Any estimates, designs, drawings, plans, models, specifications prepared by the Company for the information of the Customer shall be protected by the laws of copyright and remain the absolute property of the Company and must not in whole or in part be reproduced, copied or otherwise made use of by any party without the prior written consent of the Company.

16.      No Secondary Sales To Other Retailers: The Customer agrees that the Customer will not dispose of any of the goods supplied under this Agreement otherwise than in the ordinary course of retail business and in particular will not part with any of the goods to other Retailers.

17.      Marketing Arrangement: The Customer hereby explicitly agrees that the Company may use the Customer name and logo on the Customer’s marketing collateral including but not limited to Company website and other online as well as off-line (hardcopy) sales and marketing related materials. Further, the Customer agrees to place the Company’s URL (www.anioltd.com) onto its website to provide a hyperlink between the Customer website and the Customer website. The Customer agrees to do the same.

18.      Force Majeure: The performance of this order is contingent upon the subject to prior sale clause or impediments due to force majeure or strikes that directly or indirectly affect the industry. Time shall not be of the essence in relation to any delivery dates quoted by the Company and the Customer shall not be entitled to any claim against the company or to withhold payment of any amounts invoiced by the Company in respect of failure by the Company to comply with quoted delivery dates by the virtue of reason[s] beyond the Company’s control.

19.      Jurisdiction: This agreement will be governed by and construed in accordance with the laws of England and both parties shall submit to the jurisdiction of the Courts of England. Both parties agree that any disputes arising from this contract shall be brought to a court in London, United Kingdom.

20.      Acknowledgement of Agreement Terms: The Customer hereby acknowledges that he has received a copy of the entire Sales Order, that he/she has carefully read and unconditionally accepts the terms of sale and delivery as set forth herein: